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                                                                   EXHIBIT 10.51

October 7, 1998

Donald H. Picker, Ph.D.
601 Blackstone Drive
San Rafael, CA  94903

Dear Don:

        As we have discussed, the following sets forth the agreements we have reached related to your resignation as an employee (including any officer position) of LXR Biotechnology Inc. (the "Company") effective October 9, 1998. This letter sets forth all of the payments and other benefits to which you are entitled as a result of your resignation and this letter supersedes and replaces in its entirety the letter from the Company to you dated September 24, 1996 and countersigned by you on October 7, 1996 (the "Employment Agreement"). You and the Company hereby agree that you are voluntarily resigning and that you are therefore not entitled to severance benefits. We have agreed, however, that in return for the covenants and promises set forth in this letter, the Company will provide severance benefits as set forth below.

Severance Payment; Forgiveness of Loan.

        The Company hereby agrees to provide you an amount equal to one years salary, less all applicable withholding obligations, or $145,237.50 ($225,000 salary, less withholding obligations of $79,762.50), under the following terms (the "Severance Payment"). The Severance Payment will not be paid directly to you but will be deducted from the amount you owe the Company pursuant to a Promissory Note in the original principal amount of $175,000 dated December 3, 1997 (the "Note").

        The balance due under the Note is currently $145,412.37, after forgiveness of $25,000 which is subject to Board approval. The $25,000 forgiveness is subject to withholding obligations of $8,862.50. After deducting the Severance Payment of $145,237.50 from the loan balance of $145,412.37, you owe the Company $174.87 plus the withholding obligation of $8,862.50, for a total of $9,037.37. If you wish, the Company will deduct from this amount the net amount of accrued vacation pay that the Company owes to you. Your net payment is due and payable within 30 days of receipt of this letter.

        If you breach any provision of this letter, all amounts due and payable under the Note, plus interest at the rate specified in the Note through such date, shall be immediately due and payable.


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Donald H. Picker, Ph.D.
October 7, 1998

Invention Assignment; Confidentiality.

        Please take the time to review the obligations set forth in the Employee Invention Assignment and Confidentiality Agreement attached hereto as EXHIBIT B (the "Invention and Confidentiality Agreement"), which you have previously executed and are currently bound by. By signing below, you confirm that you have been bound by the terms of the Invention and Confidentiality Agreement at all times during your employment by the Company and that you have continuing obligations under such agreement. Please examine areas in which you might have stored Confidential Information (as defined in the Invention and Confidentiality Agreement), including, among other places, personal computers and computer disks, saved e-mail communications and personal files, as all Company materials must be returned to the Company. Also, it is your legal responsibility not to disclose to anyone any Confidential Information and by signing below you reaffirm such continuing obligation.

        In addition to the foregoing, you shall not discuss the business of the Company with any current or former employee of the Company or any current or former consultant to the Company. You may, however, from time to time discuss the business of the Company with persons that are then officers of the Company at the request of such officers.

Covenant Not to Compete.

        For the next three years, you will not directly or indirectly assist any person, business or enterprise which is engaged in research or development related to the field of apoptosis without the express prior written consent of the Company, which consent will not be unreasonably withheld if the proposed activity does not compete or interfere with the business of the Company. During the term of this Letter Agreement you will not in any manner interfere with the operations, business, research or contractual relations of the Company. For purposes of this paragraph, to "assist" is defined as follows: (i) to be an officer, director, employee, partner, shareholder (other than a holder of less than 1% of the voting power of a public company, where you have no other relationship to such public company), principal, agent, representative or consultant for such person or entity, or to carry on any similar activities for such person or entity, in whatever capacity; (ii) to promote or endorse or allow your name to be used in any Annual Report, Quarterly Report, Private Placement Memorandum or advertisement of such entity; or (iii) to solicit or attempt to solicit business or other opportunities on behalf of such entity. For purposes of this paragraph, "interfere" shall include but not be limited to taking any actions detrimental to the Company or its business, disparaging the Company or its management, questioning the Company's legal rights, including its rights to assets, or preventing or hindering the Company's employees in the performance of their duties.

        Nothing herein will prohibit you from servicing as an expert in malpractice cases or on Boards of charitable organizations or from soliciting or accepting support for research conducted by you at charitable organizations; provided that such activities do not require or result in the disclosure of any Confidential Information.

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Donald H. Picker, Ph.D.
October 7, 1998


Release, Etc.

         You agree that the Company has satisfied all obligations to you. You and your representatives, heirs, successors and assigns, do hereby release, acquit and forever discharge the Company, and its affiliates, subsidiaries, divisions and related companies, and the past, present and future employees, agents, officers, directors, stockholders, partners, heirs, executors, administrators, successors and assigns of all of the foregoing (all hereinafter "Releasees"), from and against any and all claims, rights, demands, actions, obligations, liabilities and causes of action -- whether asserted or unasserted, whether known or unknown, and/or whether brought directly by or on behalf of you or brought derivatively or in some other representative capacity by you on behalf of the Company or others -- of any and every kind, nature and character whatsoever, known or unknown, that you (or persons you may purport to represent) may now have, that you (or persons you may purport to represent) has ever had or that you (or persons you may purport to represent) may in the future claim to have against Releasees, or any of them, including but not limited to claims arising under the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, California's Fair Employment and Housing Act, and any claims of discrimination arising under any federal, state or local law, and those arising from or in any way connected with or related to the employment of you by Releasees, or any of them, the termination of that employment, the lack of such employment, or any claims of discrimination or retaliation, and all acts or omissions of Releasees, or any of them, whatsoever heretofore occurring or arising.

         As to the matters released above, you waive all rights or benefits under Section 1542 of the California Civil Code, which provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         By signing below, you agree, for yourself and for each of your representatives, heirs, successors and assigns, not to assert any claims, rights, demands, actions, obligations, liabilities or causes of action -- whether brought directly by or on behalf of you, or brought derivatively by you on behalf of the Company or others -- of any and every kind, nature and character whatsoever, that you may now have, that you have ever had or that may exist in the future, or that you believe the Company or others may now have, have ever had or may in the future have, against Releasees, except claims based on breach of this letter by the Company.

By signing below, you expressly state that you have been given a period of at least 21 days within which to consider the release set forth above. You are advised to consult with an attorney prior to signing below. Your release does not become effective until 7 days after you sign below. You understand that you may revoke the release at any time during the 7 days following the date you sign below. It is agreed that any such revocation must be received in writing by the Company within said 7 day period in order to be effective. If you revoke the release, as of the date of such revocation all amounts due under the Note shall be immediately due and payable.



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Donald H. Picker, Ph.D.
October 7, 1998

Miscellaneous.

        Except for agreements related to (i) Confidential Information of, and any assignment of inventions to, the Company, (ii) the Note other than as modified herein, and (iii) agreements related to the grant and exercise of options to purchase Common Stock of the Company, this letter supersedes and replaces all prior understandings and agreements between you and the Company.

        You acknowledge that the Company will have no adequate remedy at law if you violate your obligations set forth in this agreement under the captions "Invention Assignment; Confidential Information" and "Covenant Not to Compete." In such event, the Company will have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of this letter.

        Any notice required or permitted hereunder will be given in writing and will be deemed effectively given as follows: (a) upon personal delivery; (b) three days after deposit in the United States mail by certified or registered mail (return receipt requested); (c) one business day after its deposit with any return receipt express courier (prepaid); or (d) one business day after transmission by fax or telecopier, addressed to the other party at its address (or facsimile number, in the case of transmission by telecopier) as shown on the first page hereof or on the records of the Company, or to such other address as such party may designate in writing from time to time to the other party. Any notice to the Company shall be addressed to the President.

        The terms of this letter will be construed and enforced in accordance with the internal laws of the State of California, excluding that body of laws pertaining to conflict of laws. If any provision of this letter is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain in full force and effect.

                                   Sincerely,



                                   Paul Hastings
                                   Chief Executive Officer

        AGREED AND ACCEPTED:

        ---------------------------------
        Donald H. Picker, Ph.D.


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